EXHIBIT 99.1

TEEKA TAN PRODUCTS, INC., TO DISTRIBUTE SAFE SEA

Boca Raton, Florida - (BUSINESS WIRE)—January 5, 2006—Teeka Tan Products, Inc. (OTC: BB: TKAT), announced today it has signed an agreement to distribute SAFE SEA, the world’s only known jellyfish sting inhibitor with SPF sun block.

Under the terms of the agreement Teeka Tan will have the non-exclusive right to distribute Safe Sea in South Florida and select National Chain accounts for a period of three years. Management believes there is tremendous opportunity to cross-market Teeka Tan and Safe Sea through new and existing distribution channels.

Teeka Tan Products markets and distributes Teeka Tan® Suncare Products, a broad line of high quality, value-priced sun care products which are sold to drug stores, supermarkets, surf shops, gift shops, distributors and other retail outlets in the United States and internationally. The Teeka Tan product line consists of Lotions with moderate to high SPF Protection, “Mineral Oil Free” Dark Tanning Oils, After Sun Products and Lip Balm. All of the company’s sun care formulations are registered with the FDA and comply with FDA labeling standards. For more information on our Suncare Products or our Company please visit our website at www.TeekaTan.com.

Safe Sea is the only product on the market that protects against and completely inhibits jellyfish and sea lice “stings” through a unique 5-step process. With 4 patents granted and approved for the jellyfish sting inhibitor, Safe Sea has been sold worldwide in the US, Australia, England, Spain, France, Sweden, Philippines, Taiwan, Japan since 2001. The U.S. Navy – USSCOM – Special Command sponsored successful clinical trials, along with the Bert Fish Medical Center in Smyrna Beach, FL under direction of Dr. Paul S. Auerbach, leading expert in Ocean based health problems. To view Safe Sea as featured on CNN visit need link to cnn story here.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Teeka Tan Product’s future business and financial results, refer to Teeka Tan Product’s Annual Report on Form 10-KSB for the year ended December 31, 2004. Teeka Tan Products undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Rich Miller

Phone 877-647-2367

Fax: 561-989-0069

E-mail rm@TeekaTan.com